Exhibit 99.1

FORM OF INSTRUCTIONS
AS TO USE OF
SWK HOLDINGS CORPORATION
SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by SWK Holdings Corporation, a Delaware corporation (“SWK”), to the holders of record (the “Recordholders”) of its common stock, $0.001 par value per share (the “Common Stock”), as described in the prospectus dated                  , 2014 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., Eastern time, on , 2014 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). In the Rights Offering, SWK is offering up to __________ Underlying Shares.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on                 , 2014, unless extended (the “Expiration Time”). Each Right allows the holder thereof to subscribe for shares of Common Stock (the “Basic Subscription Right”) at a subscription price of $             per share (the “Subscription Price”), subject to the subscription limitation described below. For example, if a Recordholder owned shares of Common Stock as of 5:00 p.m., Eastern time on the Record Date, it would receive Rights and would have the right to purchase shares of Common Stock for the Subscription Price, subject to the Ownership Restrictions.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Rights, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the subscription limitation described below, and the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Privilege based on the number of shares each person subscribed for under such person’s Basic Subscription Rights, subject to the subscription limitation described below. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person over-subscribed, subject to the subscription limitation described below, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

SWK will not issue shares of common stock pursuant to the exercise of Basic Subscription Rights or Over-Subscription Privileges to any stockholder whose beneficial ownership, in our sole opinion, would exceed 4.9% of total outstanding shares of common stock, upon completion of the rights offering. The foregoing restriction is referred to as the “subscription limitation.” Any subscription rights exercised for common stock that would cause the holder to exceed the subscription limitation will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, within 10 business days after completion of the rights offering.

We will require each rights holder exercising its Rights to represent to us in the rights certificate that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of Common Sock, calculated based on the approximately [99,082,894] shares potentially outstanding after the consummation of the rights offering if all rights are exercised.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it may purchase pursuant to the Recordholder’s Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Recordholder, assuming that no stockholder other than such Recordholder purchases any shares of Common Stock pursuant to their Basic Subscription Rights and Over-Subscription Privilege.

Fractional shares will not be issued upon the exercise of the Rights. Accordingly, the number of shares to be issued to a stockholder upon exercise of the rights will be rounded up to the nearest whole number of shares.

SWK will not be required to issue shares of our Common Stock to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. SWK may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If SWK elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced Expiration Time. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”).

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the number of shares you elect to subscribe for pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO YOUR BASIC SUBSCRIPTION RIGHTS PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED ITS BASIC SUBSCRIPTION RIGHTS OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to your Basic Subscription Rights plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by (a) by check or bank draft drawn upon a U.S. bank, or (b) by wire transfer of immediately available funds. If you wish to pay by wire transfer, you must contact the information agent for instructions. Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt by the Subscription Agent of any certified check. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified check or wire transfer.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

If Delivering by Mail: Computershare Trust Company, N.A. Attn: Reorganization Department P.O. Box 43011 Providence, RI 02940-3011	If Delivering by Courier: Computershare Trust Company, N.A. Attn: Reorganization Department 250 Royall Street, Suite V Canton, MA 02021

Any questions or requests for information should be addressed to our information agent, Georgeson Inc., toll-free in the United States and Canada at 1 (888) 658-5755 or outside of the United States and Canada or if you are a bank or broker, (800) 223-2064.

Delivery to an address other than those above does not constitute valid delivery.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent, subject to the subscription limitation. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Rights in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of shares of Common Stock with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Rights and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and SWK, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Rights and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

SWK can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. SWK will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

☐	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it, subject to the subscription limitation, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

☐	To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege, subject to the subscription limitation. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

2.	Issuance of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will issue shares of Common Stock issuable with respect to shares purchased pursuant to the Basic Subscription Right. All of such shares will be issued in book entry (“DRS”) form, unless a stockholder requests a stock certificate. The Subscription Agent will issue DRS confirmations to each Record Holder confirming the number of shares of Common Stock acquired.

(b) Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will issue to each Record Holder that validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Record Holder pursuant to shares purchased pursuant to the Over-Subscription Privilege, subject to the subscription limitation. All of such shares will be issued in book entry form, unless a stockholder requests a stock certificate. The Subscription Agent will issue DRS confirmations to each Record Holder confirming the number of shares of Common Stock acquired.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price the Subscription Agent will be mailed to each Rights holder, without interest.

3.	Sale of Transfer of Rights.

 The Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4.	Execution.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Medallion Signature Guarantees. Your signature must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, if you specify special payment or delivery instructions.

5.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. However, if you elect to exercise your Rights, SWK urges you to consider using a certified check or wire transfer of funds, to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank or a wire transfer directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instrument. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Recordholders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-Subscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege.